Exhibit 99.1

NEWS RELEASE

July 22, 2010

NCR announces second-quarter results

•	Q2 2010 operational results above expectations; GAAP EPS from continuing operations of $0.12 per diluted share; non-GAAP EPS(1) from continuing operations of $0.35 per diluted share

•	Orders increased 9% year over year

•	Cash provided by operating activities of $87 million; free cash flow(3) of $42 million, inclusive of the continuing investment in the entertainment industry

•	Company announces Intelligent Deposit ATM rollout at large U.S. regional bank

•	NCR reaffirms full year 2010 revenue and non-GAAP guidance

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2010. Reported revenue of $1.18 billion increased 5 percent from the second quarter of 2009 and included approximately 1 percentage point of benefit from foreign currency translation.

NCR reported second-quarter income from continuing operations (attributable to NCR) of $20 million, or $0.12 per diluted share, compared to income from continuing operations (attributable to NCR) of $20 million, or $0.13 per diluted share, in the second quarter of 2009. Income from continuing operations in the second quarter of 2010 included $50 million of pension expense ($33 million or $0.20 per diluted share, after-tax) and $7 million ($4 million or $0.03 per diluted share, after-tax) of incremental costs related to the relocation of the Company’s global headquarters. Income from continuing operations for the second quarter of 2009 included $39 million of pension expense ($29 million or $0.18 per diluted share, after-tax). Excluding these items, non-GAAP income from continuing operations(1) in the second quarter of 2010 was $0.35 per diluted share compared to $0.31 in the prior year period.

“I am proud of how the NCR team executed in the second quarter and first half of 2010. While global economic conditions continue to appear sluggish, NCR posted good results in the second quarter,” said Bill Nuti, chairman and chief executive officer. “Second quarter orders, revenue and non-pension operating income growth, coupled with improving margins and continued productivity gains give us increased confidence in 2010. Going forward, our focus will continue to be on maintaining order and revenue momentum, which, when combined with the increasing benefits from our longer term cost improvement program, position NCR for sustainable, profitable growth.”

Second-Quarter 2010 Highlights

Financial highlights – In the Europe/Middle East/Africa (EMEA) region, revenue grew 10 percent from the second quarter of 2009. The growth was due to a higher volume of product sales to customers in the financial services, retail and hospitality industries. Growth in the EMEA region was negatively impacted 4 percent due to foreign currency translation.

The 3 percent revenue increase in the Asia-Pacific-Japan (APJ) region, compared to the year-ago period, was due to increased product sales in the retail industry in Japan and higher services revenue in the retail and financial industries across the region. These increases were offset by declines in product sales in the financial services industry across the region. Foreign currency translation positively impacted APJ revenues by 6 percent.

Revenue increased 2 percent in the Americas region over the prior year period due to growth in the entertainment industry and increased volume of product sales in the retail industry, which were partially offset by lower volumes of products and services to customers in the financial services industry. Foreign currency translation positively impacted revenues by 2 percent.

Income from operations was $31 million in the second quarter of 2010, which included $50 million of pension expense and $7 million of incremental costs directly related to the Company’s headquarters relocation. This compares to $39 million in income from operations in the second quarter of 2009, which included $39 million of pension expense. Excluding these items, non-GAAP income from operations(2) was $88 million in the second quarter of 2010 compared to $78 million in the second quarter of 2009, reflecting year-over-year growth of 13 percent.

NCR generated $87 million of cash from operating activities during the second quarter of 2010 compared to $52 million in the year-ago period. Net capital expenditures increased to $53 million in the second quarter of 2010 from $36 million in the year-ago period, primarily due to investments in the entertainment business. As further outlined below, discontinued operations yielded $8 million of positive cash flow in Q2 2010 versus $25 million of cash used in Q2 2009. NCR generated free cash flow (cash from operations and discontinued operations related to the Fox River environmental matter less capital expenditures and additions to capitalized software)(3) of $42 million in the second quarter of 2010, compared to negative free cash flow of $9 million in the second quarter of 2009.

During the second quarter, the Company revised its presentation of costs and insurance recoveries related to certain environmental obligations, including the Fox River matter, and now classifies those items as discontinued operations in the Condensed Consolidated Statement of Operations and Condensed Consolidated Statement of Cash Flows. Such costs and insurance recoveries were previously classified in Other (Income) Expense in the Condensed Consolidated Statement of Operations, and within Cash Flow from Operating Activities in the Condensed Consolidated Statement of Cash Flows. The revised presentation has been applied for similar items in all periods presented. During the second quarter of 2010, NCR settled Fox River related insurance claims with several carriers, resulting in income from discontinued operations of $11 million, net of tax. The $8 million of net cash provided by discontinued operations in the second quarter of 2010 was due to the receipt of proceeds from insurance companies, partially offset by payments made related to the ongoing remediation activities. During the second quarter of 2009, NCR settled a Fox River related insurance claim and recognized income from discontinued operations of $3 million, net of tax. The $25 million of net cash used in discontinued operations in the second quarter of 2009 was due to payments made related to ongoing remediation activities, partially offset by insurance proceeds received.

NCR had income tax expense of $11 million in the second quarter of 2010 compared to $13 million of income tax expense in the second quarter of 2009. NCR expects its full year 2010 effective income tax rate to be 27 percent.

NCR ended the quarter with $447 million in cash and cash equivalents, a $39 million increase from the $408 million balance as of March 31, 2010. As of June 30, 2010, NCR had a debt balance of $10 million.

NCR contributed approximately $42 million to its international and executive pension benefit plans during the first six months of 2010 and expects to contribute approximately $110 million in total during the full year. The Company’s global pension plans were underfunded by approximately $1.0 billion as of December 31, 2009.

Business highlights – The following are NCR’s second quarter business highlights across industry offerings.

In the financial business, NCR secured a rollout of its Intelligent Deposit offering at a large regional U.S. bank. The agreement will result in the replacement of several hundred ATM units with NCR’s SelfServ™ 32, 34, and 38 with APTRA Edge and APTRA Exchange software solutions.

BECU (Boeing Employees’ Credit Union), one of the largest credit unions in the nation, became the first credit union to deploy NCR APTRA Vision, NCR’s latest enterprise software solution for self-service system management. NCR APTRA Vision provides BECU with a comprehensive view of their ATM network by analyzing operational information, business performance and consumer experience. NCR also won a competitive bid to extend its e-commerce partnership with Old National Bank. Old National Bank will utilize NCR’s Web Hosting Services and APTRA Online Banking solution to offer a secure and stable platform for convenient online banking services to its rapidly growing customer base.

NCR further enhanced its offerings for the retail market through the introduction of new innovative solutions and enhancements to existing market leading self-service technologies. NCR introduced the NCR NetKey Loyalty Kiosk, a loyalty and offer management solution that helps retailers extend the reach of frequent shopper programs quickly and consistently across multiple channels including storefront, online and via mobile device. NCR also released the latest installment of its NCR SelfServ™ Checkout software which delivers several new enhancements that will help retailers implement self-checkout solutions faster and lower the cost of managing them.

NCR won a Microsoft Windows Embedded OEM Partner Excellence Award for its innovation in enhancing consumer experiences and leveraging Windows embedded platforms and technologies to build new applications, such as the latest version of the NCR NetKey management software. The software is the first to bring together in-store digital advertising and self-service kiosks under a single platform, enabling companies to leverage rich multimedia content across digital signs and kiosks.

NCR further advanced its entertainment kiosk strategy during the second quarter through multiple notable customer wins in new and existing areas. NCR will deploy BLOCKBUSTER Express™ kiosks in more than 300 Kwik Trip convenience stores throughout Iowa, Minnesota, and Wisconsin, increasing availability in the Midwest region while strengthening its footprint in key markets including Chicago, Detroit and Indianapolis. NCR recently introduced its BLOCKBUSTER Express™ kiosks in Texas through the replacement of kiosks at 105 Tom Thumb and Randalls stores in Dallas, Houston, and Austin. NCR also further expanded its outdoor kiosk footprint in the Northeast through the addition of 80 Xtra Mart convenience store locations. NCR grew its kiosk footprint in the Southern U.S. through deployment at MAPCO Express, Inc. convenience stores in Tennessee and over 100 Daily’s Convenience Stores in Tennessee and Kentucky.

In the travel sector, NCR introduced its enhanced NCR Hotel Solution, a self-service check-in solution that improves the guest experience. Designed to simplify check-in, the new Hotel Solution features a more user-friendly interface, fewer steps, faster processing time and enhanced messaging to better guide guests and improve their self-service experience. The Grand Beach Hotel, an all-suites luxury property in Miami Beach, implemented the NCR Hotel Solution with the goal of providing customers a self-service channel though which to print reservations, check-in for flights and print boarding passes.

NCR’s self-service technologies captured market gains in the healthcare vertical as well. The Valley Health System, a subsidiary of Universal Health Services, Inc., implemented NCR MediKiosk™ at all five of its hospital locations in an effort to offer better patient experiences, drive increased efficiency, and improve revenue cycle management.

2010 Outlook

NCR expects full-year 2010 revenues to increase in the range of 2 to 5 percent on a constant currency basis compared with 2009. Including the continuing investment in its entertainment portfolio, the Company expects its full-year 2010 Income from Operations (GAAP) to be in the range of $83 million to $103 million, Non-pension operating income (NPOI)(2) to be in the range of $310 million to $330 million, GAAP diluted earnings per share to be in the range of $0.36 to $0.46, and non-GAAP diluted earnings per share excluding pension expense(1) to be in the range of $1.35 to $1.45 per diluted share. The 2010 non-GAAP EPS guidance excludes estimated pension expense of $215 million (approximately $151 million after-tax) compared to actual pension expense of $159 million ($108 million after-tax) in 2009. NCR expects its 2010 effective income tax rate to be approximately 27 percent for the full year.

	Current 2010 Guidance *	Prior 2010 Guidance	2009 Actual
Year-over-year revenue (constant currency)	2% - 5%	2% - 5%	(12%)
Income from Operations (GAAP)	$83 - $103 million	$90 - $110 million	$97 million
Non-pension operating income(2)	$310 - $330 million	$310 - $330 million	$284 million
Diluted earnings (loss) per share (GAAP)	$0.36- $0.46	$0.39 - $0.49	($0.21)
Diluted earnings per share excluding pension expense (non-GAAP)(1)	$1.35 - $1.45	$1.35 - $1.45	$1.27

*

Note on Current 2010 Guidance: Guidance for full year 2010 non-pension operating income (non-GAAP) and diluted EPS excluding pension expense (non-GAAP) is unchanged from our prior guidance; guidance for full year 2010 GAAP Income from Operations and GAAP Diluted EPS decreased from prior guidance by $7 million and

$0.03 per share, respectively, due to the $7 million of world headquarters relocation costs incurred during the second quarter of 2010.

The Company expects Q3 2010 pension expense of $50 million to $55 million (approximately $33 million to $36 million after-tax) compared to actual pension expense of $41 million ($30 million after-tax) in the third quarter of 2009. Including the continuing investment in its entertainment portfolio, the Company expects third quarter 2010 non-pension operating income(2) to be in the range of $75 million to $85 million, compared to $70 million in third quarter of 2009. NCR estimates its Q3 2010 effective income tax rate to be 20 to 25 percent.

2010 Second Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2010 second-quarter results and guidance for full-year 2010. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Peter Tulupman

NCR Corporation

212.589.8415

peter.tulupman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q2 2010 Actual	Q2 2009 Actual	Current 2010 Guidance
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.12	$0.13	$0.36 - $0.46

Global headquarters relocation	(0.03)	—	(0.05)
Pension Expense	(0.20)	(0.18)	(0.94)

Diluted Earnings Per Share (non-GAAP)(1)	$0.35	$0.31	$1.35 - $1.45

Free Cash Flow

	For the Periods Ended June 30
	(in millions)

	Three Months		Six Months
	2010	2009	2010	2009
Net cash provided by operating activities (GAAP)	$87	$52	$109	$91

Less capital expenditures for:
Expenditures for property, plant and equipment, net of grant reimbursements	(38)	(19)	(76)	(29)
Additions to capitalized software	(15)	(17)	(28)	(32)

Total capital expenditures, net	(53)	(36)	(104)	(61)

Net cash provided by (used in) discontinued operations (related to the Fox River environmental matter)	8	(25)	—	(26)

Free cash (used) flow (non-GAAP)(3)	$42	($9)	$5	$4

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2)	The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)	NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations related to the Fox River environmental matter less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors – This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular the current global economic conditions, which could impact the ability of our customers to make capital expenditures thereby affecting their ability to purchase our products, and continued consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company and the relocation of our corporate headquarters; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2010	2009	2010	2009
Revenue

Products	$587	$540	$1,055	$998
Services	590	584	1,151	1,134

Total revenue	1,177	1,124	2,206	2,132

Cost of products	463	423	846	793
Cost of services	473	472	928	926

Total gross margin	241	229	432	413
% of Revenue	20.5%	20.4%	19.6%	19.4%

Selling, general and administrative expenses	171	156	341	315
Research and development expenses	39	34	78	69

Income from operations	31	39	13	29
% of Revenue	2.6%	3.5%	0.6%	1.4%

Interest expense	—	5	1	10
Other (income) expense, net	—	—	(1)	4

Total other expense, net	—	5	—	14

Income before income taxes and discontinued operations	31	34	13	15
% of Revenue	2.6%	3.0%	0.6%	0.7%

Income tax expense	11	13	10	11

Income from continuing operations	20	21	3	4
Income from discontinued operations, net of tax	11	3	11	6

Net income	31	24	14	10

Net income attributable to noncontrolling interests	—	1	2	2

Net income attributable to NCR	$31	$23	$12	$8

Amounts attributable to NCR common stockholders:
Income from continuing operations	$20	$20	$1	$2
Income from discontinued operations, net of tax	11	3	11	6

Net income	$31	$23	$12	$8

Net income per share attributable to NCR common stockholders:

Net income per common share from continuing operations
Basic	$0.12	$0.13	$0.01	$0.01

Diluted	$0.12	$0.13	$0.01	$0.01

Net income per common share
Basic	$0.19	$0.14	$0.07	$0.05

Diluted	$0.19	$0.14	$0.07	$0.05

Weighted average common shares outstanding
Basic	160.4	158.7	160.1	158.5
Diluted	161.6	159.8	161.3	159.6

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2010	2009	% Change	2010	2009	% Change
Revenue by segment

Americas	$515	$505	2%	$979	$964	2%

EMEA	421	384	10%	784	770	2%

APJ	241	235	3%	443	398	11%

Consolidated revenue	$1,177	$1,124	5%	$2,206	$2,132	3%

Gross margin by segment

Americas	$117	$100		$211	$180
% of Revenue	22.7%	19.8%		21.6%	18.7%

EMEA	96	97		184	189
% of Revenue	22.8%	25.3%		23.5%	24.5%

APJ	56	55		95	88
% of Revenue	23.2%	23.4%		21.4%	22.1%

Total - segment gross margin	$269	$252		$490	$457

% of Revenue	22.9%	22.4%		22.2%	21.4%

Selling, general and administrative expenses	148	144		295	290
Research and development expenses	33	30		64	61

Non-GAAP income from operations	$88	$78		$131	$106

Pension expense	(50)	(39)		(106)	(77)

Other adjustments (1)	(7)	—		(12)	—

Income from operations	$31	$39		$13	$29

(1)	Other adjustments in 2010 include incremental costs of $7 million for the three months ending June 30, 2010 and $12 million for the six months ending June 30, 2010 directly related to the relocation of the Company’s worldwide headquarters.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	June 30 2010	March 31 2010	December 31 2009
Assets
Current assets
Cash and cash equivalents	$447	$408	$451
Accounts receivable, net	879	884	896
Inventories, net	729	720	686
Other current assets	294	287	266

Total current assets	2,349	2,299	2,299

Property, plant and equipment, net	392	374	356
Goodwill	99	99	100
Prepaid pension cost	249	245	244
Deferred income taxes	596	616	617
Other assets	440	471	478

Total assets	$4,125	$4,104	$4,094

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$—	$—	$4
Accounts payable	546	520	557
Payroll and benefits liabilities	153	132	125
Deferred service revenue and customer deposits	345	375	329
Other current liabilities	326	371	367

Total current liabilities	1,370	1,398	1,382

Long-term debt	10	11	11
Pension and indemnity plan liabilities	1,215	1,246	1,268
Postretirement and postemployment benefits liabilities	351	353	355
Income tax accruals	158	166	165
Environmental liabilities	281	274	279
Other liabilities	31	35	42

Total liabilities	3,416	3,483	3,502

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at June 30, 2010, March 31, 2010 and December 31, 2009, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 160.4, 160.3, and 159.6 shares issued and outstanding at June 30, 2010, March 31, 2010, and December 31, 2009, respectively	2	2	2
Paid-in capital	282	272	270
Retained earnings	1,813	1,782	1,801
Accumulated other comprehensive loss	(1,419)	(1,465)	(1,509)

Total NCR stockholders’ equity	678	591	564
Noncontrolling interests in subsidiaries	31	30	28

Total stockholders’ equity	709	621	592

Total liabilities and stockholders’ equity	$4,125	$4,104	$4,094

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2010	2009	2010	2009
Operating activities
Net income	$31	$24	$14	$10

Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(11)	(3)	(11)	(6)
Depreciation and amortization	33	31	65	60
Stock-based compensation expense	7	8	9	12
Deferred income taxes	(15)	(8)	(5)	(9)
Gain on sale of property, plant, and equipment	—	(2)	—	(2)
Changes in assets and liabilities:
Receivables	23	3	35	61
Inventories	(9)	9	(43)	4
Current payables and accrued expenses	37	27	1	(90)
Deferred service revenue and customer deposits	(30)	(4)	17	64
Employee severance and pension	23	7	60	25
Other assets and liabilities	(2)	(40)	(33)	(38)

Net cash provided by operating activities	87	52	109	91

Investing activities
Grant reimbursements from capital expenditures	3	—	4	—
Expenditures for property, plant and equipment	(41)	(19)	(80)	(29)
Additions to capitalized software	(15)	(17)	(28)	(32)
Other investing activities, business acquisitions and divestitures, net	—	(12)	—	(12)

Net cash used in investing activities	(53)	(48)	(104)	(73)

Financing activities
Purchase of Company common stock	—	—	—	(1)
Short-term borrowings, net	—	—	(4)	—
Repayment of senior unsecured notes	—	(300)	—	(300)
Repayment of long-term debt	(1)	—	(1)	—
Payments on revolving credit facility	—	(30)	—	(30)
Borrowings on revolving credit facility	—	30	—	30
Proceeds from employee stock plans	1	2	3	4

Net cash used in financing activities	—	(298)	(2)	(297)

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	8	(25)	—	(26)

Effect of exchange rate changes on cash and cash equivalents	(3)	9	(7)	1

Increase (decrease) in cash and cash equivalents	39	(310)	(4)	(304)
Cash and cash equivalents at beginning of period	408	717	451	711

Cash and cash equivalents at end of period	$447	$407	$447	$407